As filed with the Securities and Exchange Commission on October 1, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BENTLEY SYSTEMS, INCORPORATED
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	95-3936623 (I.R.S. Employer Identification No.)
685 Stockton Drive
Exton, PA 19341
Telephone: (610) 458-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. Shaman
685 Stockton Drive
Exton, PA 19341
Telephone: (610) 458-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Richard A. Fenyes
Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, New York, 10017
Telephone: (212) 455-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class B Common Stock, par value $0.01 per share	3,141,342	$60.68	$190,616,632.56	$17,670.16

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Class B common stock on September 30, 2021, as reported on The Nasdaq Global Select Market. The proposed maximum offering price per share of Class B common stock will be determined from time to time by the selling stockholders in connection with, and at the time of, the sale by the selling stockholders of the securities registered hereunder.

PROSPECTUS
3,141,342 Shares
Bentley Systems, Incorporated
Class B Common Stock
This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 3,141,342 shares of our Class B common stock. We will not receive any proceeds from the sale of shares of Class B common stock by the Selling Stockholders pursuant to this prospectus.
The Class B common Stock may be offered on a delayed or continued basis directly by the Selling Stockholders through agents or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement.
Our Class B common stock is listed on The Nasdaq Global Select Market under the symbol “BSY.” On November 30, 2021, the closing price of our Class B common stock as reported on The Nasdaq Global Select Market was $60.64 per share.
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except with respect to voting and conversion rights. Each share of our Class B common stock is entitled to one vote per share. Each share of our Class A common stock is entitled to 29 votes per share and is convertible at any time into one share of our Class B common stock. Our Class A common stock will automatically convert into our Class B common stock upon certain transfers. For additional information, see “Description of Capital Stock.”
We are an “emerging growth company” as defined under the federal securities laws.
Investing in shares of our Class B common stock involves risks. See “Risk Factors” beginning on page 3.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 1, 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. The Selling Stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
Except as otherwise indicated herein or as the context otherwise requires, references to “Bentley Systems,” the “Company,” “we,” “us,” “our” and similar references refer to Bentley Systems, Incorporated and, where appropriate, its direct and indirect wholly-owned subsidiaries. References to the “Bentleys” refer to Barry J. Bentley, Gregory S. Bentley, Keith A. Bentley, Raymond B. Bentley, and Richard P. Bentley, collectively. References to the “Bentley Control Group” refer to the Bentleys and certain of their family members, trusts or other permitted transferees, as well as all other holders of our Class A common stock in respect of such shares of Class A common stock, who collectively are acting as a group. References to the “Bentley Family” refer to the Bentleys, certain other family members and trusts and other entities controlled by or primarily for the benefit of the Bentleys and their families.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. By using this shelf registration process, the Selling Stockholders may sell the securities offered by them, in each case from time to time in one or more offerings, as described in this prospectus.

BENTLEY SYSTEMS
We are a leading global provider of software for infrastructure engineering, enabling the work of civil, structural, geotechnical, and plant engineering practitioners, their project delivery enterprises, and owner-operators of infrastructure assets. We were founded in 1984 by the Bentley brothers and on September 25, 2020, we completed our initial public offering.
Our enduring commitment is to develop and support the most comprehensive portfolio of integrated software offerings across professional disciplines, project and asset lifecycles, infrastructure sectors, and geographies. Our software enables digital workflows across engineering disciplines, distributed project teams, from offices to the field, and across computing form factors, including desktops, on-premises servers, cloud-native services, mobile devices, and web browsers. We deliver our solutions via on-premise, cloud, and hybrid environments. Our users engineer, construct, and operate projects and assets across the following infrastructure sectors:
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public works (including roads, rail, airports, ports, and water and wastewater networks)/utilities (including electric, gas, water, and communications). We estimate that this sector represents 51% of the net infrastructure asset value of the global top 500 infrastructure owners based on the 2020 edition of the Bentley Infrastructure 500 Top Owners, our annual compilation of the world’s largest infrastructure owners ranked by net depreciated value of their tangible fixed assets;

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industrial (including discrete and process manufacturing, power generation, and water treatment plants)/resources (including oil and gas, mining, and offshore). We estimate that this sector represents 37% of the global top 500 infrastructure owners’ net infrastructure asset value; and

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commercial/facilities (including office buildings, hospitals, and campuses). We estimate that this sector represents 12% of the global top 500 infrastructure owners’ net infrastructure asset value.

We offer solutions for enterprises and professionals across the infrastructure lifecycle. Our Project Delivery and Asset and Network Performance solutions are systems provided via cloud and hybrid environments, developed respectively to extend enterprise collaboration during project delivery, and to manage and leverage engineering information during operations and maintenance. Our Design Integration and Digital Cities solutions are primarily desktop applications and cloud-provisioned solutions for professional practitioners and workgroups.
We continue to make substantial investments in research and development because we believe the infrastructure engineering software market presents compelling opportunities for the application of new technologies that advance our current solutions. Our research and development roadmap balances technology advances and new offerings with continuous enhancements to existing offerings. Our allocation of research and development resources is guided by management-established priorities, input from product managers, and user and sales force feedback.
For a description of our business, financial condition, results of operations and other important information regarding the Company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see the section entitled “Where You Can Find More Information.”

RISK FACTORS
An investment in shares of our Class B common stock involves risks. Before deciding to invest in any of our securities, you should carefully read and consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K as well as any risk factors contained in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, any other documents incorporated by reference herein, and any applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any of such risks could have an adverse effect on our business, results of operations, financial condition or prospects, and could cause the trading price of our Class B common stock to decline, which would cause you to lose all or part of your investment. Our business, results of operations, financial condition, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements. All statements contained in this prospectus other than statements of historical facts, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations, projections and assumptions about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K as well as any risk factors contained in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties, including the following:
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general global market, political, economic, and business conditions;

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impact of changes in our business model and revenue streams;

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our sensitivity to changes in foreign exchange rates and interest rates and the success of our foreign currency hedging program;

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plans for future software solutions and services and for enhancements of existing software solutions and services;

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our ability to protect our intellectual property;

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the possibility that we may fail to fully comply with data protection and privacy laws;

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the possibility that we may fail to accurately estimate future revenues and profitability;

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the possibility that we may fail to accurately estimate future expenses, including research and development, sales and marketing, and general and administrative expenses;

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the ability of governments in jurisdictions where we do business to meet their financial and debt obligations and finance infrastructure projects;

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the impact of the recent global coronavirus outbreak;

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the possibility that we may fail to accurately estimate our capital requirements and our needs for additional financing;

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attracting and retaining accounts and colleagues;

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delayed or ineffective implementation or upgrades;

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rapid technological changes in our industry and relevant markets;

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sources of revenues and anticipated revenues;

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the impact of sanctions and export control laws on our ability to operate in certain geographical locations;

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the impact of changes in existing tax laws;

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the impact of the phase-out of LIBOR;

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the impact of changes in accounting standards;

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our ability to complete future acquisitions and difficulties encountered in integrating acquisitions;

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competition in our market;

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the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs;

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our ability to successfully defend litigation brought against us; and

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the increased expenses associated with being a public company.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements, events, or circumstances reflected in the forward-looking statements will occur. Except as required by law, we undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or revised expectations.

MARKET AND INDUSTRY DATA
The market and industry data used in, or incorporated by reference into, this prospectus are based on independent industry publications, customers, trade or business organizations, reports by market research firms and other published statistical information from third parties (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

USE OF PROCEEDS
We will not receive any cash proceeds from the sale of any shares of our Class B common stock by the Selling Stockholders.

DIVIDEND POLICY
The declaration and payment of dividends is within the discretion of our board of directors. We paid quarterly dividends of $0.02 per share of common stock in 2018, quarterly dividends of $0.025 per share of common stock in 2019, quarterly dividends of $0.03 per share of common stock in 2020 and a quarterly dividend of $0.03 per share of common stock in the first two quarters of 2021. In addition, we paid a special dividend of $1.50 per share of common stock on September 2, 2020. While we intend to continue paying quarterly dividends, any future determination will be subject to the discretion of our board of directors and will be dependent on a number of factors, including our results of operations, capital requirements, restrictions under Delaware law, and overall financial condition, as well as any other factors our board of directors considers relevant. In addition, the terms of the agreement governing the Credit Facility limit the amount of dividends we can pay. For a summary of the material terms of the agreement governing the Credit Facility, see the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q filed on August 10, 2021, incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of certain of the rights of our capital stock and related provisions of our amended and restated certificate of incorporation and amended and restated by-laws. For more detailed information, we refer you to our amended and restated certificate of incorporation and amended and restated by-laws, and to applicable provisions of Delaware law. Note 13 to our audited consolidated financial statements incorporated by reference into this prospectus from our Annual Report (as defined herein) includes a description of the terms of our Class B common stock pursuant to our amended and restated certificate of incorporation then in effect for the periods reported.
Our amended and restated certificate of incorporation provides for two classes of common stock: Class A common stock, which has 29 votes per share, and Class B common stock, which has one vote per share. The beneficial owners of our Class A common stock are primarily the Bentleys. Any holder of Class A common stock may convert all or a portion of such holder’s shares at any time into shares of Class B common stock on a share-for-share basis. In addition, Class A common stock will convert automatically into Class B common stock upon the occurrence of specified events, including transfers, except for certain permitted transfers described below. Except as specified below, the holders of Class A and Class B common stock vote together as a single class. Except as expressly provided in our amended and restated certificate of incorporation, including with respect to voting rights and conversion rights, the rights of the two classes of common stock are identical. In addition, our amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Our authorized capital stock consists of 2,000,000,000 shares, each with a par value of $0.01 per share, of which:
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100,000,000 shares are designated as Class A common stock;

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1,800,000,000 shares are designated as Class B common stock; and

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100,000,000 shares are undesignated preferred stock.

As of September 15, 2021, we had outstanding 11,601,757 shares of Class A common stock, 270,380,747 shares of Class B common stock, and no shares of preferred stock, 7,485,207 shares of Class B common stock issuable upon exercise of stock options outstanding as of September 15, 2021 at a weighted average exercise price of $5.2269 per share of Class B common stock, 1,106,176 shares of Class B common stock issuable upon the settlement of restricted stock units outstanding as of September 15, 2021, and 25,503,049 shares of Class B common stock held by colleagues and directors as phantom shares under our Nonqualified Deferred Compensation Plans (“DCPs”) as of September 15, 2021.
Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for more information.
Voting Rights
The holders of our Class A common stock are entitled to 29 votes per share, provided, however, that at any such time, and thereafter, as none of Barry J. Bentley, Gregory S. Bentley, Keith A. Bentley, or Raymond B. Bentley is an executive officer or director of the Company, the holders of our Class A common stock will be entitled to 11 votes per share. Holders of our Class B common stock, which is the class of common stock that is issuable upon conversion of the notes and is the only class that is publicly traded and listed, is entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our amended and restated certificate of incorporation or law. Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:
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If we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

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If we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

In addition, the affirmative vote of the holders of the Class A common stock is required to amend the provisions of our amended and restated certificate of incorporation that relate to our dual class structure.
Under our amended and restated certificate of incorporation, we are not able to engage in certain mergers or other transactions in which the holders of Class A common stock and Class B common stock are not given the same consideration, without the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class, and Class B common stock, voting separately as a class. No such separate class vote will be required, however, if the holders of each class of common stock receive equity securities in the surviving entity with voting and related rights substantially similar to the rights of the class of common stock held by such holders prior to the merger or other transaction.
Except as otherwise required by Delaware law, all stockholder action, other than the election of directors, is decided by the vote of the holders of a majority in voting power of the shares of our capital stock issued and outstanding at a meeting in which a quorum, consisting of a majority in voting power of the shares of our capital stock issued and outstanding and entitled to vote at the meeting, is present. The election of directors is determined by a plurality of the votes cast in respect of the shares present at the meeting and entitled to vote on the election of directors. Stockholders do not have the ability to cumulate votes for the election of directors. Our amended and restated by-laws provide that the number of directors will be determined from time to time by resolution of our board of directors.
No Preemptive or Similar Rights
Holders of our common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our dissolution, liquidation, or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Our Class B common stock is not convertible into any other shares of capital stock. Each outstanding share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock. In addition, each share of Class A common stock will convert automatically into one share of Class B common stock upon the occurrence of specified events, including any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including transfers to family members, trusts primarily for the benefit of the stockholder or the stockholder’s family members, certain entities or fiduciaries controlled by the stockholder or the stockholder’s family members, and transfers by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement. Each share of Class A common stock will also convert automatically into one share of Class B common stock upon the death of a Class A common stockholder, except if such shares are transferred in accordance with the foregoing sentence. Further, each share of Class A common stock will convert into one share of Class B common stock if such conversion is approved by the holders of at least 90% of the then-outstanding shares of Class A common stock or if the Bentley Family ceases to beneficially own, in the aggregate, at least 20% of the issued and outstanding shares of Class B common stock (on a fully diluted basis and assuming the conversion of all issued and outstanding shares of Class A common stock). Once converted into Class B common stock, a share of Class A common stock may not be reissued.
Options
As of June 30, 2021, there were outstanding options to purchase 8,204,333 shares of our Class B common stock.
Restricted Stock and Restricted Stock Units
As of June 30, 2021, there were outstanding restricted stock awards and restricted stock units representing 1,780,604 shares of our Class B common stock.
DCP Phantom Shares
As of June 30, 2021, there were outstanding 27,130,916 phantom shares of our Class B common stock pursuant to our DCPs. See the section titled “Executive and Director Compensation — Narrative Disclosure to Summary Compensation Table — Nonqualified Deferred Compensation,” which is incorporated by reference into this prospectus from our Proxy (as defined herein).
Registration Rights
See the section titled “Transactions with Related Persons — Our Relationship with Siemens AG — Registration Rights Agreement” incorporated by reference into this prospectus from our Proxy for more information about registration rights of existing stockholders.
Anti-Takeover Provisions
The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the Delaware General Corporate Law (the “DGCL”) summarized below may have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class B common stock. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Section 203 of the Delaware General Corporation Law
We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. However, in our case, the Bentley Family and any of their respective direct or indirect transferees receiving 15% or more of our outstanding voting stock will not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.
Certificate of Incorporation and By-law Provisions
Our amended and restated certificate of incorporation and our amended and restated by-laws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

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Stockholder Action by Written Consent.    Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders), if the Bentley Family ceases to own a majority of the voting power of our outstanding capital stock.

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Special Meetings of Stockholders.    Our amended and restated certificate of incorporation and amended and restated by-laws further provide that special meetings of our stockholders may be called only by a majority of our total number of directors, the chair of our board of directors, our chief executive officer, or our president (in the absence of a chief executive officer). This provision could have the effect of preventing or delaying significant corporate actions that would otherwise be taken by the holders of at least a majority of the combined voting power of our Class A and Class B common stock.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated by-laws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated by-laws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders if proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Authorized but Unissued Shares.    The authorized but unissued shares of our Class A and Class B common stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Global Select Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A and Class B common stock enables our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

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“Blank Check” Preferred Stock.    Our amended and restated certificate of incorporation allows our board of directors to, without prior stockholder approval, issue shares of authorized, undesignated preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. The existence of such authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to acquire control of our company, whether by means of a merger, tender offer, proxy contest, or otherwise.

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No Cumulative Voting.    The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

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Amendment of Certificate of Incorporation or By-laws.    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation, or by-laws, as the case may be, requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or pursuant to the affirmative vote of the holders of at least 66 2∕3% of the voting power of the capital stock of the corporation. In addition, the affirmative vote of the holders of at least 66 2∕3% of the voting power of the capital stock of the corporation will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described above.

Stockholder Litigation Matters
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed to us; any action asserting a claim arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws; any action to interpret, apply, enforce or determine the validity of any provision of our amended and restated certificate of incorporation or our amended and restated by-laws; or any action asserting a claim that is governed by the internal affairs doctrine. The federal district court for the District of Delaware will be the exclusive forum for any claims brought under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the Company is incorporated in the State of Delaware. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Limitations on Liability and Indemnification
See the section titled “Transactions with Related Persons — Indemnification of our Directors and Officers” incorporated by reference into this prospectus from our Proxy.
Listing
Our Class B common stock is listed on The Nasdaq Global Select Market under the symbol “BSY.” Our Class A common stock is not and will not be listed on any stock market or exchange.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, MA 02021.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an “applicable financial statement” (as defined in the Code).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR

GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 770 1(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section titled “Dividend Policy,” the declaration and payment of dividends is within the discretion of our board of directors. If we do make distributions of cash or property on our common stock (other than certain pro rata distributions of our stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a Non-U.S. Holder to provide its U.S. taxpayer identification number.

Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest, by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock to a Non-U.S. Holder generally will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker (other than certain U.S.-related brokers) generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to

non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code and whether such payee is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective Non-U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

SELLING STOCKHOLDERS
The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Class B common stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholders’ interest in the shares of Class B common stock after the date of this prospectus.
Our registration of the shares of Class B common stock does not necessarily mean that the Selling Stockholders will sell all or any of such Class B common stock. The following table sets forth certain information provided by or on behalf of the Selling Stockholders as of September 15, 2021 concerning the Class B common stock that may be offered from time to time by each Selling Stockholders pursuant to this prospectus. Our calculation of the percentage of beneficial ownership is based on 270,380,747 shares of Class B common stock outstanding as of September 15, 2021, and does not reflect the 11,601,757 shares of Class A common stock outstanding as of such date. The number of shares and percentages of beneficial ownership after this offering set forth below assumes that the Selling Stockholders sell all 3,141,342 shares of common stock offered by this prospectus.
In June 2021, we acquired Seequent Holdings Limited (“Seequent”), a leader in software for geological and geophysical modeling, geotechnical stability, and cloud services for geodata management and collaboration, for approximately $900 million in cash, plus the 3,141,342 shares of our Class B common stock being registered pursuant to the registration statement of which this prospectus forms a part. None of the Selling Stockholders has had any other position, office or material relationship with us within the past three years, other than the Selling Stockholders who became our employees following the acquisition of Seequent.
	Class B Common Stock Beneficially Owned Prior to Offering		Shares to be Sold in this Offering	Class B Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Investment funds affiliated with Accel-KKR(1) 2180 Sand Hill Road, Suite 300, Menlo Park, California 94025	2,153,845	*	2,153,845	—	—
Other selling stockholders as a group(2)	987,497	*	987,497	—	—

*
Represents beneficial ownership of less than 1% of class.

(1)
Consists of 1,839,531 shares owned by Accel-KKR Capital Partners V, LP, 246,939 shares owned by Accel-KKR Capital Partners V Strategic Fund, LP and 67,375 shares owned by Accel-KKR Members Fund, LLC.

(2)
Consists of selling stockholders not otherwise listed in this table who collectively beneficially own less than 1% of our Class B Common Stock, prior to the offering.

PLAN OF DISTRIBUTION
We are registering 3,141,342 shares of Class B common stock for possible sale by the Selling Stockholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class B common stock to be offered and sold pursuant to this prospectus.
The shares of Class B common stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions, including pursuant to one or more “10b5-1” trading plans or similar plans.
The Selling Stockholders may sell their shares by one or more of the following methods:
•
sales on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
a distribution in accordance with the rules of The Nasdaq Global Select Market;

•
to or through underwriters or broker-dealers;

•
transactions otherwise than on a national securities exchange or through a market maker;

•
in privately negotiated transactions;

•
in options or hedging transactions;

•
directly to one or more purchasers;

•
a combination of any of the above methods of sale; and

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class B common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class B common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Class B common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution, including (as applicable) to set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, any underwriting discount, commission or other item constituting compensation, and the proposed selling price to the public.

LEGAL MATTERS
The validity of the shares if Class B stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.
INDEPENDENT AUDITORS
The consolidated financial statements of Bentley Systems, Incorporated as of and for the years ended December 31, 2019 and 2020, incorporated by reference herein, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein. The audit report refers to changes in accounting principle for leases due to the adoption of new accounting standards as of January 1, 2020 and for revenue from contracts with customers and sales commissions due to the adoption of new accounting standards as of January 1, 2019.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements, and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.bentley.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC (each File No. 001-39548):
•
our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 2, 2021 (“Annual Report”);

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 11, 2021;

•
our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 10, 2021;

•
our Current Reports on Form 8-K, filed with the SEC on June 22, 2021, June 29, 2021 and August 23, 2021;

•
the information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 16, 2021 (the “Proxy”); and

We also incorporate by reference all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering of the shares hereunder. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, unless specifically noted otherwise.
Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Bentley Systems, Incorporated
685 Stockton Drive
Exton, PA 19341
(610) 458-5000
In addition, you may access the documents incorporated by reference herein free of charge on the SEC’s website. See also “Where You Can Find More Information.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of Class B common stock being registered hereby (other than the underwriting discount). All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission (the “Commission”) and the Financial Industry Regulatory Authority, Inc.
Filing Fee – Securities and Exchange Commission	$17,670.16
Fees and Expenses of Counsel	75,000.00
Fees and Expenses of Accountants	30,000.00
Printing Expenses	5,000.00
Miscellaneous Expenses	—
Total	$127,670.16
ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Our amended and restated certificate of incorporation contains a provision that eliminates directors’ personal liability as set forth above.
In addition, our amended and restated by-laws provide that we shall indemnify our directors and the officers designated by our board of directors to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.
Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.
We have in effect insurance policies for general officers’ and directors’ liability covering all of our officers and directors.
ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)   Exhibits.   See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.
(b)   Financial Statement Schedules.   None.
ITEM 17.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the data the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

EXHIBIT INDEX
Exhibit No.	Description
5.1	Opinion of Simpson Thacher & Bartlett LLP
23.1	Consent of KPMG LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included in signature page of this Registration Statement)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania on this 1st day of October, 2021.
Bentley Systems, Incorporated
Date: October 1, 2021
By:
/s/ David R. Shaman

Name:  David R. Shaman
Title:
Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory S. Bentley, David J. Hollister, and David R. Shaman, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Gregory S. Bentley Gregory S. Bentley	Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2021
/s/ David J. Hollister David J. Hollister	Chief Financial Officer (Principal Financial Officer)	October 1, 2021
/s/ Werner Andre Werner Andre	Chief Accounting Officer (Principal Accounting Officer)	October 1, 2021
/s/ Keith A. Bentley Keith A. Bentley	Director	October 1, 2021
/s/ Barry J. Bentley Barry J. Bentley	Director	October 1, 2021
/s/ Raymond B. Bentley Raymond B. Bentley	Director	October 1, 2021
/s/ Kirk B. Griswold Kirk B. Griswold	Director	October 1, 2021
/s/ Brian F. Hughes Brian F. Hughes	Director	October 1, 2021
/s/ Janet B. Haugen Janet B. Haugen	Director	October 1, 2021